                                                                  EXHIBIT (P)(7)

                             MCMORGAN & COMPANY LLC
                                 CODE OF ETHICS

                                 JANUARY 1, 2006

I.   INTRODUCTION

     This Code of Ethics ("Code") has been issued by McMorgan & Company LLC ("McMorgan") in order to set forth guidelines and procedures that promote ethical practices and conduct by all Employees and to ensure that all Employees comply with Federal securities law. All Employees are to read the Code, retain it for future reference and abide by its requirements. The Personal Investment Policy incorporated into the Code as Exhibit A will provide each Employee, and particularly each Access Person, with specific guidance concerning personal security investments and the responsibilities associated with that activity.

THIS CODE APPLIES TO ALL MCMORGAN EMPLOYEES. COPIES OF THIS CODE ARE DISTRIBUTED TO ALL MCMORGAN EMPLOYEES WHO MUST BE AWARE OF POTENTIAL CONFLICTS OF INTEREST AND GENERAL RULES OF ETHICAL CONDUCT WHICH GOVERN ALL ACTIVITY BY MCMORGAN AND ITS EMPLOYEES. McMorgan requires that all Employees observe the applicable standards of duty and care set forth herein. An Employee may not evade the provisions of the Code by causing another person, including a friend, relative or other, to act or fail to act in a manner in which the Employee is prohibited.

     PRIVACY STATEMENT

     McMorgan recognizes the sensitivity and personal nature of information collected under the Code, and the interests of Employees in maintaining their privacy regarding this information. McMorgan's compliance personnel will take all necessary steps designed to ensure that all reports disclosing personal securities holdings, requests for pre-clearance of transactions and other information filed by Employees under the Code will be treated as confidential, subject only to the review provided in the Code or forms thereunder and review by the Securities and Exchange Commission and other regulators.

II.  GENERAL POLICY

     It shall be a violation of this Code for any Employee of McMorgan, in connection with the purchase or sale, directly or indirectly, of any security held or to be acquired by any Client:

     A. to employ any device, scheme or artifice to defraud any Client for which the Company serves as an investment adviser or sub-adviser;


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     B. to make to any Client any untrue statement of a material fact or to omit to state to the Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

     C. to engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Client; or

     D. to engage in any manipulative practice with respect to the Client.

III. DEFINITIONS

     A. "Access Person" shall have the same meaning as set forth in Rule 17j-1 under the Investment Company Act and in Rule 204A-1 of the Advisers Act and shall include:

     1. all Officers(1) or Directors of McMorgan;

     2. any Employee of McMorgan (or of any company controlling or controlled by or under common control with McMorgan) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a Client, or whose functions relate to the making of any recommendations with respect to the purchase or sale;

     3. any other natural person controlling, controlled by or under common control with McMorgan who obtains information concerning recommendations made to a Client with regard to the purchase or sale of Covered Securities by that Client; and

     4. any "supervised person"(2) of McMorgan who has access to non-public information regarding any clients' purchase or sale of securities, or information regarding the portfolio holdings of any Fund, or who is involved in making securities recommendations to clients, or who has access to such recommendations that are non-public.

     B. "Affiliate" means any person directly or indirectly controlling, controlled by or under common control with such other group.

     C. "Beneficial Ownership" means, in general and subject to the specific provisions of Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended, having or sharing, directly or indirectly, through any contract arrangement, understanding, relationship, or otherwise, a direct or indirect "pecuniary interest" in the security.

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(1)  "Officer" for the purposes of the Code encompasses all McMorgan Employees with the title of Assistant Vice President or higher, the Secretary, Controller, and any other officer who performs policy-making functions.

(2) Under 202(a)(25) of the Investment Advisers Act, "supervised person" means any partner, officer, director (or other person occupying a similar status of performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.


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     1. "Pecuniary interest" means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in securities.

     2. "Indirect pecuniary interest" includes, but is not limited to: (a) securities held by members of the person's "immediate family" who either reside with, or are financially dependent upon, or whose investments are controlled by, that person ; (b) a general partner's proportionate interest in portfolio securities held by a general or limited partnership; (c) a person's right to dividends that is separated or separable from the underlying securities (otherwise, a right to dividends alone will not constitute a pecuniary interest in securities); (d) a person's interest in securities held by a trust; (e) a person's right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable; and (f) a performance-related fee, other than an asset based fee, received by any broker, dealer, bank, insurance company, investment company, investment manager, trustee, or person or entity performing a similar function, with certain exceptions.

     D. "Business Unit" means a specific department operating as a separate unit of McMorgan.

     E. "Cashless Exercise" means any transaction executed when exercising employee stock options. Essentially, the money is borrowed to exercise the option to purchase shares, the option is exercised and simultaneously the shares are sold to pay for the purchase, taxes, and broker commissions.

     F. "Chief Compliance Officer" or "CCO" means McMorgan's Chief Compliance Officer.

     G. "Assistant Compliance Officer" or "ACO" means any assistant to the Chief Compliance Officer designated by the CCO.

     H. "Client" means any client of McMorgan, including a registered investment company (mutual fund) or other person or entity.

     I. "Code" means this Code of Ethics.

     J. "Company" means McMorgan & Company LLC.

     K. "Company Fund" means an investment company advised or sub-advised by McMorgan and any investment company whose investment adviser or principal underwriter is controlled by or is under common control with the Company. This includes, but is not limited to, the McMorgan Funds.

     L. "Company Fund Shares" means share of a Company Fund.

     M. "Covered Security" means any security, except (i) direct obligations of the U.S. Government, (ii) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, (iii) shares issued by money market funds, (iv) shares issued by open-end mutual funds, and interests in qualified state college tuition programs ("529 Plans").


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     N. "Discretionary Managed Account" means an account managed on a discretionary basis by a person other than the Employee over which the Employee certifies that he or she has no direct or indirect influence or control over the selection or disposition of securities and no knowledge of transactions, and documentation describing that relationship has been submitted to and approved by the CCO.

     O. "Employee" means any person employed by McMorgan or any person who for value received provides services to or on behalf of the Company, including, but not limited to, consultants and any person who is an Access Person of the Company as defined in Section III.A. of the Code.

     P. "Employment Date" means, for any Access Person, the date on which the Employee commenced working for the Company.

     Q. "Employee Stock Option Plan" means any contract between a company and its employees that give employees the right to buy a specific number of the company's shares at a fixed price within a certain period.

     R. "Front Running" means the buying or selling of a security by a person, with the intent of taking advantage of the market impact of a client's transaction in the underlying security by or on behalf of the Client.

     S. "Immediate family" means an individual's spouse, child, stepchild, grandchild, parent, stepparent, grandparent, siblings, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and includes adoptive relationships sharing the same household. The term also includes any related or unrelated individual who resides with, or is financially dependent upon, or whose investments are controlled by, or whose financial support is materially contributed to by, the employee, such as a "significant other." For purposes of determining whether an Access Person has an "indirect pecuniary interest" in securities, only ownership by "immediate family" members sharing the same household as the Access Person will be presumed to be an "indirect pecuniary interest" of the Access Person, absent special circumstances. (See, Section III.C.2.).

     T. "Independent Directors" means directors that (1) would not be deemed interested persons, as defined in Section 2(a)(19)(B) of the Investment Company Act, of McMorgan or any Affiliate other than that they are directors of McMorgan or knowingly have any direct or indirect beneficial interest in securities issued by McMorgan, and (2) have no involvement with the day-to-day operations of McMorgan or any Client of McMorgan.

     U. "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which immediately before registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

     V. "Insider Trading" means the purchase or sale of securities of a public company while in possession of material, non-public information or communicating such information to others.

     W. "Investment Company Act" means the Investment Company Act of 1940, as amended.


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     X. "Investment Club" means a group of two or more people, each of whom contributes monies to an investment pool and participates in the investment making decision process and shares in the investment returns.

     Y. "Pending Buy or Sell Order" means both an order placed with a broker to buy or sell a security or an internal decision by a McMorgan Employee to buy or sell a security.

     Z. "Personal Investment Policy" or "Policy" means the McMorgan Personal Investment Policy attached to and incorporated into the Code.

     AA. "Private Placement" means an offering that is exempt from registration under the Securities Act of 1933, as amended, under Sections 4(2) or 4(6), or Rules 504, 505 or 506 thereunder.

     BB. "Restricted List" means that listing of securities maintained by the CCO in which trading by Employees is generally prohibited.

     CC. "Registered Representative" means an Employee who is registered as such with a member firm of the National Association of Securities Dealers Regulation, Inc.

     DD. "Scalping" means buying and selling a security on the same day as a Client and includes, among other transactions, the buying of a security when a client is selling that security, or selling a security when a Client is buying that security, with the intention of taking advantage of the market impact of the Client's trades.

IV.  GUIDELINES AND PROCEDURES

     As a fundamental requirement, McMorgan demands the highest standards of ethical conduct on the part of all its Employees. All Employees must abide by this basic standard and never take inappropriate advantage of their position with the Company.

     A. Conflicts of Interest

     Each Employee is under a duty to exercise his or her authority and responsibility for the primary benefit of McMorgan and its Clients and may not have outside interests that conflict with the interests of the Company or its Clients. Each person must avoid any circumstance which might adversely affect or appear to affect McMorgan, its Clients or his or her duty of complete loyalty to McMorgan in the discharge of his or her responsibilities. This duty includes the protection of Client and Company information and McMorgan's reputation for trustworthy financial service.

     B. Duty to Disclose Conflicts

     As part of this ongoing responsibility, each Employee has the duty to disclose to McMorgan any interest that he or she may have in any firm, corporation or business entity that is not affiliated or participating in any joint venture or partnership with McMorgan or its Affiliates and that does business with McMorgan or that otherwise presents a possible conflicts of interest as described in Section IV. Disclosure should be timely so that McMorgan may take action


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

concerning any possible conflict as it deems appropriate. It is recognized, however, that McMorgan has or may have business relationships with many organizations and that a relatively small interest in publicly traded securities of an organization does not necessarily give rise to a prohibited conflict of interest. Therefore, the following procedures set forth in IV.C. through IV.G. have been adopted and approved by McMorgan.

     C. Board Membership

     Except as described in Section IV.D. hereof, it is considered generally incompatible with the duties of Access Persons of McMorgan (other than an Independent Director of McMorgan) for that Access Person to assume the position of director of a corporation not affiliated with the Company. A report should be made by an Access Person to the CCO and the Employee's supervisor of any invitation to serve as a director of a publicly-held corporation that is not an Affiliate and the person must receive the approval of their supervisor and the CCO prior to accepting any such directorship. In the event that approval is given, the CCO shall immediately determine whether the corporation in question is to be placed on the Company's Restricted List.

     D. Permissible Outside Activities

     Access Persons who are asked to serve as the director, officer, general partner, consultant, agent, representative or employee of a privately-held business may do so. Similar positions with public companies may interfere with the Company's advisory activities. Consequently, it is not expected that such positions will be assumed absent unusual circumstances that will benefit Clients. In the event that such unusual circumstances are present, the department head and the CCO shall collectively decide whether the assumption of the position is in the best interest of the Company's clients. E. Doing Business with the Company

     Except as approved by the CCO, Employees may not have a monetary interest, as principal, co-principal, agent or beneficiary, directly or indirectly, or through any substantial interest in any other corporation or business unit, in any transaction involving McMorgan, subject to such exceptions as are specifically permitted under law.

     F. Annual Conflicts Questionnaire

     Initially and annually thereafter, a "Questionnaire on Conflicts of Interest," which is attached as Exhibit B hereto, shall be distributed to each Access Person for completion and filing with the CCO or his designee. Each Access Person shall promptly supplement the annual questionnaire as necessary to reflect any material change between annual filings.

     G. Gifts and Entertainment

     Employees are subject to the McMorgan Gift and Entertainment Policy and should refer to that Policy for guidance with respect to the limits on giving and receiving gifts/entertainment to or from third parties that do business with McMorgan. Employees who are Registered Representatives are also subject to limitations on giving or receiving gifts that are imposed by the Rules of Conduct of the National Association of Securities Dealers.


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V.   INSIDE INFORMATION

     Employees may not trade on inside information (i.e., material and non-public information(2)) or communicate such information to others. Penalties for trading on inside information or communicating such information to others are severe and may include civil injunctions, treble damages, disgorgement of profits and jail sentences.

     An Employee who believes that he or she is in possession of inside information should contact the CCO immediately. After reviewing the issue, the CCO will advise the Employee as to whether he or she may trade on or communicate the information to others. In addition, an Employee who believes that he or she is in possession of inside information should take appropriate steps to secure such information. For example, files containing inside information should be sealed and access to computer files containing inside information should be restricted.

VI.  MUTUAL FUND CODE OF ETHICS

     Although McMorgan Employees must expressly comply with the terms of this Code, the Company, as an investment adviser to mutual funds, and certain of its Employees (i.e., directors, officers, portfolio managers, analysts, traders, etc.) may owe a specific duty of care to each mutual fund Client based on the Employee's status as an Access Person of that mutual fund. McMorgan's CCO has reviewed the requirements of Rule 17j-1 of the Investment Company Act and has determined that an Access Person's compliance with the Company's Code will satisfy not only that Rule's requirements, but the substantive Code of Ethics requirements of every mutual fund that the Company presently advises or sub-advises.

VII. ACKNOWLEDGMENT

     Each Employee must certify at the time of becoming an Employee and annually thereafter, in substantially the form of Exhibit C hereto, that he or she has read and understood, and is subject to and has complied with, the Code and the Policy to the extent applicable.

VIII. SANCTIONS

     Compliance by McMorgan Employees with the provisions of the Code is required. Employees should be aware that in response to any violation, the Company shall take whatever action is deemed necessary under the circumstances including, but without limitation, the imposition of appropriate sanctions. These sanctions may include, among others, the reversal of trades, reallocation of trades to Client accounts, fines, disgorgement of profits, employee suspension or termination.

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(2)  Material information generally is that which a reasonable investor would consider significant in making an investment decision. Non-public information generally is information about a company, either positive or negative, that would have a material effect on the stock price of that company once released to the public.


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IX.  RECORD-KEEPING

     A. The CCO and his designee, defined for this purpose as an ACO, must maintain all records relating to compliance with the Code, such as pre-clearance requests, exception reports, other internal memoranda relating to non-compliant transactions, pre-clearance records, records of violations and any actions taken in response to violations of the code, written acknowledgement of receipt of the Code and the names of Access Persons for a period of seven years.

     B. Upon request by the CCO, each ACO will provide the CCO access to the ACO's Code records.

X.   EXCEPTIONS

     The CCO may grant written exceptions to provisions of the Code in circumstances which present special circumstances. The exceptions may be granted to individuals or classes of individuals with respect to particular transactions, classes of transactions or all transactions. Exceptions shall be structured to be as narrow as is reasonably practicable with appropriate safeguards designed to prevent abuse of the exception. Notwithstanding the foregoing, however, no exception to a provision of the Code shall be granted where such exception would result in a violation of Rule 17j-1 or Rule 204A-1. Any exception granted shall be reported to the Company Board at the next regularly scheduled meeting of the Directors. To the extent any such exception relates to an Employee who is an Access Person of a mutual fund Client, such exception shall be reported to the Board of such mutual fund Client at the next regularly scheduled meeting of the mutual fund's Board.

XI.  REVIEW BY THE CCO

     The CCO will undertake an annual review with respect to the Code to verify that the Code is being followed. The results of this review will be set forth in an annual report by the CCO to the Company's Board. The report shall specify any related concerns and recommendations and be accompanied by the appropriate exhibits. The CCO will provide this report to the Board of each mutual fund Client at its next regularly scheduled Board meeting, unless more immediate reporting is appropriate.


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                                    EXHIBIT B

                      MCMORGAN & COMPANY LLC CODE OF ETHICS
                     QUESTIONNAIRE ON CONFLICTS OF INTEREST

See the attached New York Life Insurance Company Year-end Conflicts of Interest/Compliance Questionnaire.

MCMORGAN EMPLOYEES SHOULD REFER TO MCMORGAN & COMPANY'S POLICIES WHEN DIRECTED OR REFERENCED TO NEW YORK LIFE'S POLICIES IN THE ATTACHED DOCUMENT.


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                                    EXHIBIT C

                             MCMORGAN & COMPANY LLC

               INITIAL/ANNUAL CERTIFICATION OF COMPLIANCE WITH THE

                    MCMORGAN & COMPANY LLC'S CODE OF ETHICS,

           PERSONAL INVESTMENT POLICY, GIFT AND ENTERTAINMENT POLICY,

           INSIDE INFORMATION POLICY, INFORMATION BARRIERS POLICY AND

        THE MCMORGAN FUNDS PUBLIC DISCLOSURE OF PORTFOLIO HOLDINGS POLICY

[ ] I hereby certify that I have received the McMorgan & Company LLC Code of
     Ethics adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended, and Rule 204A-1 under the Investment Advisers Act (the "Code"), the McMorgan & Company LLC Personal Investment Policy, Gift and Entertainment Policy, Inside Information Policy, Information Barriers Policy and the McMorgan Funds Public Disclosure of Portfolio Holdings Policy and that I have read and understood the Code and the Policies. I further certify that I will comply and, if this is other than an initial certification, have complied with each of the Code's and Policies' provisions to which I am subject.


                                        ----------------------------------------
                                                       (Signature)


                                        Name:
                                              ----------------------------------
                                        Title/Department:
                                                          ----------------------
                                        Date:
                                              ----------------------------------


Received By (Name/Title):
                          ----------------------------
Signature:
           -------------------------------------------
Date:
      ------------------------------------------------


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                                    EXHIBIT A

                             MCMORGAN & COMPANY LLC
                           PERSONAL INVESTMENT POLICY

I.   IN GENERAL

     McMorgan & Company LLC ("McMorgan" or the "Company") owes an undivided duty of loyalty to its Clients. McMorgan also recognizes the need to permit its Employees reasonable freedom with respect to their personal investment activities. It is important to balance these competing interests in an appropriate way that (a) acknowledges the possibility of conflict between these goals and (b) sets forth standards to assure that the primary duty of loyalty to its Clients is fulfilled.

     The McMorgan Personal Investment Policy (the "Policy") is part of and incorporated into the Company's Code of Ethics. Together with the Code, it supersedes and replaces in full any earlier policies on the subjects regulated.

     The Policy has been implemented by McMorgan notwithstanding its belief that securities purchased or sold for Clients ordinarily trade in a sufficiently broad market to permit transactions by Employees for their for personal accounts without any appreciable impact on the market for such securities and thus no negative impact to our Clients.

     THIS POLICY APPLIES TO ALL MCMORGAN EMPLOYEES. SHOULD YOU HAVE A QUESTION AS TO YOUR STATUS UNDER THE CODE OR THIS POLICY, CONTACT THE CCO IMMEDIATELY.

     Any questions which arise relating to the Policy should be referred to the CCO or ACOs. If necessary, any final determination of the administration of this policy will be made by McMorgan's Chairman or CEO in consultation with the CCO and General Counsel.

II.  PRE-CLEARANCE

     A. Pre-Clearance Generally

     To help prevent Front Running, Scalping, Fraud and other trading abuses and actual or potential conflicts or interest, no Access Person of McMorgan (or account in which an Access Person has any direct or indirect Beneficial Ownership interest) may purchase or sell, directly or indirectly, Covered Securities without prior approval of the CCO or ACO (except pursuant to the exceptions in Section II.B. below). Accordingly, each Access Person shall file with the CCO or ACO (in writing), a request in substantially the form of Exhibit D hereto a ("Request Form") before completing any transaction in Covered Securities in which the Access Person has a Beneficial Ownership interest. The final determination shall be noted by the CCO or ACO on the Request Form and dated and communicated to the Access Person who submitted the request. The authorization provided by the CCO or ACO is effective, unless revoked, for the calendar day


                                       A-1

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it was submitted and ultimately approved. If the Covered Securities transaction is not executed that day, a new authorization must be obtained.

     B. Exceptions to Pre-Clearance Requirements

          1. Pre-clearance is not required with respect to any transaction:

               (a) effected in any account which is managed on a discretionary basis (a Discretionary Managed Account) by a person other than such Access Persons and with respect to which such Access Person does not, in fact, influence or control such transactions and documentation describing that relationship has been submitted to and approved by the CCO;

               (b) by McMorgan Independent Directors who do not have access to information about McMorgan's purchases and sales of securities;

               (c) by officers or employees of the New York Life Insurance Company or NYLIM who are directors of McMorgan, who do not have access to information about McMorgan's purchases and sales of securities;

               (d) automatic purchases under direct investment programs which allow the purchase of securities directly from the issuer without the intermediary of a broker-dealer, provided the timing of purchases are established by a pre-arranged regularized schedule (e.g. Dividend Re-Investment Plans, also known as DRPs or DRIPs), or automatic purchases under employee stock option plans and sales pursuant to regulated tender offers; or

               (e) in securities that are not Covered Securities, that is:

                    (i) direct obligations of the U.S. government;

                    (ii) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

                    (iii) shares issued by money market funds;

                    (iv) shares issued by open-end mutual funds; and

                    (v) 529 Plans.

          2. The exceptions in II.B.1. do not apply to transactions that are covered by Sections III.C. (initial public offerings) and III.D. (private placements), below.


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III. OTHER RESTRICTIONS

     A. Trading / Black-Out Periods

     No Access Persons may acquire or dispose of beneficial ownership in Covered Securities (other than Exempt Securities) that McMorgan is purchasing or selling for any Client or proposes to purchase or sell for any Client where such transaction would in any way conflict with or be detrimental to (or appear to conflict with or be detrimental to) the interest of the Client;

     The following rules are designed to implement the preceding paragraph and to minimize the possibility of conflicts of interest and the appearance of conflicts of interest:

     1. No Access Person may acquire or dispose of beneficial ownership in a Covered Security (other than an Exempt Security) (i) on a day when there is a Pending Buy or Sell Order for a Client of McMorgan until such order is executed or withdrawn, or (ii) if any purchase or sale of such securities has been made for a McMorgan Client account in the prior seven calendar days or can reasonably be anticipated for a McMorgan Client account in the next seven calendar days. This restriction will apply to all Access Persons with respect to all Clients' portfolio activity. Pre-clearance will be limited accordingly.

The CCO or ACO may make an exception to the black-out period set forth in paragraph 1(ii) above in the event that the contemplated transaction involves
(i) 1,000 shares or less in the aggregate and the issuer has market capitalization (outstanding shares multiplied by the current market price per share) greater than $5 billion; (ii) 500 shares or less if the market capitalization is less than $5 billion; or (iii) investment grade debt instruments of less than $100,000 par value.

     2. Notwithstanding anything expressly stated in the Policy, no Covered Securities may be purchased or sold by any Employee if such purchase or sale is effected with a view to making a profit from a change in the price of such security resulting from anticipated transactions by or for a McMorgan Client.

     3. If service as a director of an outside Business Organized for Profit is authorized, securities of such outside entity may be added to the company Restricted List as provided in Section IV.C. of the Code.

     B. Use of Brokerage for Personal or Family Benefit

     No securities trades in which the Employee has a direct or indirect Beneficial Ownership interest may be effected through McMorgan's traders. Employees must effect such trades through their personal broker-dealers. In addition, no Employee may, for direct or indirect personal or a family member's benefit, execute a trade with a broker-dealer by using the influence (implied or stated) of McMorgan or Employee's influence (implied or stated) with McMorgan.


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

     C. Initial Public Offerings

     No Access Person (or Employees who are Registered Representatives) may directly or indirectly acquire Beneficial Ownership in any securities in an Initial Public Offering of securities except with the express written prior approval of the CCO or ACO.

     D. Private Placements

     No Access Person may directly or indirectly acquire Beneficial Ownership in an offering of securities in a Private Placement except with the express written prior approval of the CCO or ACO. All Access Persons who have obtained prior approval and made an investment in a Private Placement must disclose that investment if that Access Person plays a part in any subsequent consideration of an investment in the issuer by Client accounts. Under such circumstances, McMorgan's decision to purchase securities of the Private Placement issuer will be subject to an independent review by investment personnel with no investment in the issuer.

     E. Restricted List

     No Employee may acquire or dispose of any direct or indirect Beneficial Ownership in securities of an issuer listed on the Company's Restricted List. The CCO or designated ACO will compare preclearance requests and transaction reports against the issuers listed on the Restricted List to ensure compliance with this limitation. Although transactions in securities of an issuer listed on the Restricted List are generally prohibited, case-by-case exceptions may be granted by the CCO or ACO.

     F. Maximum Trades and Trade Requests per Quarter

     While there is no maximum limitation on the number of trades that an Employee may execute per quarter or trade requests that an Employee may submit per quarter, the Code grants the CCO or ACO the power to impose such a limitation on any Employee if believed to be in the best interest of the Company or its Clients.

     G. Short-Term Trading/Sixty Day Holding Period

     No Access Person may profit from the purchase and sale or sale and purchase of the same (or equivalent) Covered Security within sixty calendar days. Violations will result in disgorgement of the profit to the Client or to a charity of the Company's choice. Exceptions may be made by the CCO or ACO to accommodate special circumstances.

     Notwithstanding the above, an Access person who receives a grant of options through an Employee Stock Option, who chooses to exercise those options in a Cashless Exercise, will be allowed an exception from the sixty-day holding period, so long as such transactions are precleared as required.

     H. Company Fund Shares

     The following provision applies to all Company Fund Shares held by an Access Person, including, but not limited to, shares owned through the McMorgan & Company LLC Pension Plan or similar account.

     1. Sixty Day Holding Period for Company Fund Shares

     No Access Person (or member of his or her immediate family) shall purchase and sell (or exchange), or sell and purchase (or exchange), shares of the same Company Fund (of which such Employee has a beneficial ownership interest) within 60 days. The 60-day holding period is measured from the time of the most recent purchase of shares of the relevant Company Fund by the Access Person. Waivers of this requirement may be granted in cases of death, disability, or other special circumstances by the CCO or ACO. Violations will result in disgorgement of the profit to the relevant Company Fund.

     None of the above-specified restrictions on short-term trading in Company Fund Shares shall apply to the following transactions:

          a. Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control (for example, blind trusts or discretionary accounts where the Access Person and the investment adviser agree in writing to abide by these restrictions in a manner approved by the CCO or ACO.

          b. Purchases or sales that are non-volitional on the part of the Access Person;

          c. Purchases that are effected as part of an automatic dividend reinvestment plan, an automatic investment plan, a payroll deduction plan or program (including, but not limited to, automatic payroll deduction plans or programs and retirement plans or programs (both employee initiated and/or employer matching)), an employee stock purchase plan or program, or other automatic stock purchase plans or programs; or

          d. Sales that are part of an automatic withdrawal plan or program, including loans, withdrawals and distributions from retirement plans or programs.

          e. Purchases or sales with respect to Company Fund Shares of a taxable or tax-exempt money market fund.

     2. Reporting of Transactions in Company Fund Shares

     Reporting of all purchases and sales of Company Fund Shares must be made on each Employee Initial/Annual Securities Holdings Report and Certification and each Quarterly Report as provided in Section IV.

     I. Investment Clubs

     Access Persons and members of their immediate family may not participate in Investment Clubs except that an Access Person or family member may remain as a member of such a Club if that person was a member of the Club prior to the adoption of this Policy and for at least six months before his or her Employment Date. Access Persons or their immediate family members who fall within the two exceptions above may participate in such a Club if (i) the Access Person promptly discloses the membership to the CCO and (ii) directs that all confirmations and account statements relating to investments recommended or made by the Investment Club be promptly submitted to the CCO or ACO, at the addresses provided in Exhibit H hereto. Investment Club transactions will be monitored by the CCO or the ACO, and may be subject to the pre-clearance requirements of
Section II hereof, if necessary to prevent abuses of the Code or this Policy.

     J. Public Disclosure of Fund Portfolio Holdings

     Employees are subject to the McMorgan Public Disclosure Policy and should refer to that policy. A violation of McMorgan's policy on Public disclosure is considered a violation of this Code.

     K. Exceptions

     The restrictions in Sections III.A.1, III.E., III.G. and III.H. above shall not apply with respect to transactions effected in any account which is managed on a discretionary basis by a person other than the Access Person and with respect to which such Access Person does not, in fact, influence or control such transactions and documentation describing the relationship has been submitted to and approved by the CCO.

IV.  RECORD KEEPING AND REPORTING REQUIREMENTS

     A. Personal Record Keeping

     Each Employee of McMorgan is to maintain records adequate to establish that the individual's personal investment decisions did not involve a conflict with any applicable requirements of the Policy. Generally, such records would include copies of pre-clearance authorizations, brokerage confirms and brokerage statements, if any. If there is any question as to whether a proposed transaction might involve a possible violation of the Policy, the transaction should be discussed in advance with the CCO or ACO.

     B. Reporting Requirements

          1. Statutory

     McMorgan is required under the Investment Advisers Act of 1940, as amended, and the Investment Company Act to keep records of certain transactions in Covered Securities and in Company Fund Shares in which its Employees have direct or indirect Beneficial Ownership. Employees should carefully read the definition of Beneficial Ownership in the Code as it is very broad and includes ownership by certain family members. The following reporting requirements have been adopted to enable McMorgan to satisfy these requirements:

     (a) At the time of becoming an Employee, but in no case later than ten (10) days from the Employment Date, every new Employee (other than an Independent Director of McMorgan) shall submit to the CCO or ACO, a report in substantially the form of Exhibit E ("Employee Initial/Annual Securities Holdings Report and Certification"), containing information current as of a date no more than 45 days prior to the date, and disclosing every Covered Security and Company Fund in which that Employee has a direct or indirect Beneficial Ownership interest as of the Employment Date. Employees must also disclose the name of all broker, dealer or bank accounts in which any securities (whether or not they are Covered Securities or Company Fund Shares) as to which the Employee has any Beneficial Ownership interest are held.

     (b) At the end of each calendar year, but in no case later than January 31st of the following year, every Employee (other than an Independent Director of McMorgan) shall submit to the CCO or ACO, a report in substantially the form of Exhibit E ("Employee Initial/Annual Securities Holdings Report and Certification"), disclosing every Covered Security and Company Fund in which that Employee has a direct or indirect Beneficial Ownership interest as of year-end. Employees must also disclose the name of all broker, dealer or bank accounts in which any securities (whether or not they are Covered Securities or Company Fund Shares) as to which the Employee has any Beneficial Ownership interest are held. This information must be current as of a date no more than 45 days before the report is submitted.

     (c) Every Employee shall file with the CCO or ACO a report in substantially the form of Exhibit F ("Quarterly Report") within 30 days after the close of each calendar quarter. The Quarterly Report must reflect all transactions in any Covered Security, except transactions effected through an automatic investment plan, and Company Fund in which an Employee has, or by reason of such transaction acquires or disposes of, any Beneficial Ownership interest, or, alternatively, must state that there were no such transactions in the applicable calendar quarter. Employees must also disclose broker, dealer or bank accounts (where the bank account is used as a brokerage account) opened or closed since the previous quarter.

     (d) These reporting requirements do not apply to transactions effected for, and Covered Securities or Company Fund Shares held in, any account over which the Employee or Access Person has no direct or indirect influence or control. Filing of duplicate trade confirmations and account statements as described in
Section IV.B.3 hereof may, however, be required by the CCO for any account as to which an Employee has any Beneficial Ownership interest if necessary to prevent abuses of the Code or this Policy.

          2. Additional Quarterly Reporting

     Each Access Person shall file with the CCO or ACO, as part of the Quarterly Report, the names and affiliations of immediate family members sharing the Access Person's household who are employed in the securities or commodities industries and who might be in a position to benefit directly or indirectly from the activities of McMorgan personnel in the discharge of their duties.

          3. Additional Initial and Annual Certifications

     Each new Employee shall file with the CCO or ACO in substantially the form of Exhibit C, an initial certification indicating that the Employee has received, read, understood and will comply with the Code, the McMorgan Inside Information Policy, McMorgan Information Barrier Policy, the McMorgan Gift & Entertainment Policy and the McMorgan Funds Public Disclosure Policy. Each Employee shall file annually with the CCO or ACO in substantially the form of Exhibit C, a certification indicating that the Employee has received, read, understood and complied with the Code, the McMorgan Inside Information Policy, McMorgan Information Barrier Policy, the McMorgan Gift & Entertainment Policy and the McMorgan Funds Public Disclosure Policy for the calendar year.

          4. Duplicate Confirmations

     Each Access Person shall arrange for prompt filing by the broker, dealer and bank (where the bank account is used as a brokerage account) with the CCO or ACO of duplicate confirmations of all trades of Covered Securities and copies of periodic statements for all securities accounts. The duplicates shall be mailed to McMorgan, Attention: Compliance Officer, at its San Francisco address.

          5. New Accounts

     Each Access Person shall promptly notify the CCO or ACO of any new account opened with a broker, dealer or bank (where the bank account is used as a brokerage account).

          6. Reporting of Code Violations

     Each Employee shall promptly notify the CCO or ACO of any violation of the Code.

V.   SANCTIONS AND REVIEW

     A. Sanctions

     Upon discovering a violation of the Policy, McMorgan may impose sanctions as it deems appropriate, including, among other sanctions, reversal of any trade, reallocation of trades to Client accounts, fines, disgorgement, or suspension or termination of the employment of the violator. With respect to Clients, profits realized from transactions prohibited by the Policy must be disgorged to the Client if material and necessary to make the Client whole.

     B. Review by CCO

     The CCO will undertake an annual review with respect to the Code to verify that the Code is being followed. The results of this review will be set forth in an annual report by the CCO to the Company's Board, which the CCO will report at the next scheduled Board meeting. The report shall specify any related concerns and recommendations and be accompanied by the appropriate exhibits. The CCO will provide the annual review to the Board of each mutual fund Client at its next regularly scheduled Board meeting, unless more immediate action is appropriate.

                                    EXHIBIT D

                             MCMORGAN & COMPANY LLC
            REQUEST FOR PRE-CLEARANCE OF PERSONAL SECURITIES TRADING

EMPLOYEE NAME: ____________________________________________________

Broker ____________________________________________________________

Brokerage Account Number __________________________________________

Received By (name/title) __________________________________________

Date Received _____________________________________________________

- TRADES MUST BE MADE WITHIN THE DAY OF APPROVAL UNLESS ACCESS PERSON IS OTHERWISE NOTIFIED.

                           # OF SHRS,
                            PRINCIPAL                   SYMBOL OR   PURCHASE (P)   APPROVED/
DATE   NAME OF SECURITY   AMOUNT, ETC.   APPROX PRICE    CUSIP #      SALE (S)       DENIED
----   ----------------   ------------   ------------   ---------   ------------   ---------


THE PERSON INDICATED ABOVE HAS STATED AND REPRESENTS THAT:

(a) he/she has no inside information (including information relating to planned securities transactions by McMorgan) relating to the above referenced issuer(s);

(b) there is no conflict of interest in these transactions with respect to Client portfolios (IF A CONFLICT OF INTEREST EXISTS, PLEASE CONTACT THE COMPLIANCE DEPARTMENT IMMEDIATELY); and

(c)  these securities are not initial public offerings or private placements;
     and

(d) he/she has not purchased or sold the same (or equivalent) Covered Security within sixty calendar days.

     Approved: [ ]     Date:
                             ----------

                                         ---------------------------------------
                                                           ACO

       Denied: [ ]

                                         ---------------------------------------
                                                           CCO

                                    EXHIBIT E

          EMPLOYEE INITIAL SECURITIES HOLDINGS REPORT AND CERTIFICATION

Statement to McMorgan & Company LLC by _________________________________________
_______________________ (Please print your full name)

Date of Becoming an Employee: ______________________ (Initial Report)

December 31, 200___ (Annual Report)

As of the date appearing above, the following are each and every Covered Security and securities account in which I have a direct or indirect "Beneficial Ownership" interest (Covered Securities do not include bank certificates of deposit, open-end mutual fund shares and U.S. Government obligations, and 529 Plans). For purposes of this report, the term Beneficial Ownership is very broad and includes, but is not limited to, ownership of securities or securities accounts by or for the benefit of a person, or such person's "immediate family" sharing the same household, including any account in which the Employee or family member of that person holds a direct or indirect beneficial interest, retains discretionary investment authority or exercises a power of attorney. The term "immediate family" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and also includes adoptive relationships and significant others. FOR A MORE COMPLETE DEFINITION OF THESE TERMS, PLEASE CONSULT THE MCMORGAN & COMPANY LLC CODE OF ETHICS.

IN LIEU OF AN EMPLOYEE LISTING ON THIS FORM EACH SECURITY HELD AS OF YEAR-END, HE/SHE MAY ATTACH AS AN EXHIBIT TO THIS DOCUMENT, AN ANNUAL STATEMENT(S) FOR EVERY BANK OR BROKERAGE ACCOUNT AS TO WHICH THE EMPLOYEE HAS A BENEFICIAL OWNERSHIP INTEREST IN SECURITIES. NOTWITHSTANDING THIS ACCOMMODATION, IT IS THE EMPLOYEE'S SOLE RESPONSIBILITY TO ENSURE THAT THE INFORMATION REFLECTED IN THAT STATEMENT(S) IS ACCURATE AND COMPLETELY DISCLOSES ALL RELEVANT SECURITIES HOLDINGS.

This report need not disclose Covered Securities held in any Discretionary Managed Account over which the Employee has no direct or indirect influence or control.

                               COVERED SECURITIES

                                                                          NATURE OF INTEREST
                   BROKER, DEALER OR BANK      NO. OF SHARES      (DIRECT OWNERSHIP, FAMILY MEMBER,
NAME OF SECURITY     WHERE SECURITY HELD    OR PRINCIPAL AMOUNT             CONTROL, ETC.)
----------------   ----------------------   -------------------   ---------------------------------


                                SECURITY ACCOUNTS

NAME OF BROKER, DEALER OR BANK WITH
       WHICH ACCOUNT IS HELD          DATE ACCOUNT ESTABLISHED   ACCOUNT NUMBER
-----------------------------------   ------------------------   --------------


Name of any broker, dealer or bank with which I maintain an account in which any securities (including securities that are not Covered Securities) are held for my direct or indirect benefit ("Securities Account") as of the date appearing above.

I CERTIFY THAT THE SECURITIES LISTED ABOVE ARE THE ONLY COVERED SECURITIES IN WHICH I HAVE A DIRECT OR INDIRECT BENEFICIAL OWNERSHIP INTEREST.

I FURTHER CERTIFY THAT THE ACCOUNTS LISTED ABOVE ARE THE ONLY SECURITIES ACCOUNTS IN WHICH I HAVE A DIRECT OR INDIRECT BENEFICIAL OWNERSHIP INTEREST.

Employee Signature:
                    -------------------------
Date of Submission:
                    -------------------------
Received By (Name/Title):                        Reviewed By (Name/Title):
                          -------------------                              -------------------
Signature:                                       Signature:
           ----------------------------------               ----------------------------------
Date Received:                                   Date Reviewed:
               ------------------------------                   ------------------------------

COMMENTS:

                                    EXHIBIT F

                   QUARTERLY REPORT OF SECURITIES TRANSACTIONS

Statement to McMorgan & Company LLC by _________________________________________
_______________________ (Please print your full name)

For the Calendar quarter ended _________________________

As of the date appearing above, the following are each and every transaction in a Covered Security in which I have a direct or indirect "Beneficial Ownership" interest (Covered Securities do not include bank certificates of deposit, open-end mutual fund shares, U.S. Government obligations, and 529 Plans). For purposes of this report, the term Beneficial Ownership is very broad and includes, but is not limited to, ownership of securities or securities accounts by or for the benefit of a person, or such person's "immediate family" sharing the same house-hold, including any account in which the Employee Person or family member of that person holds a direct or indirect beneficial interest, retains discretionary investment authority or exercises a power of attorney. The term "immediate family" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and also includes adoptive relationships and significant others. FOR A MORE COMPLETE DEFINITION OF THESE TERMS, PLEASE CONSULT THE MCMORGAN & COMPANY LLC CODE OF ETHICS.

This report need not disclose transactions in Covered Securities in any account over which the Employee has no direct influence or control.

PART 1 - ALL EMPLOYEES:

IF NO TRANSACTIONS IN COVERED SECURITIES* OCCURRED, PLEASE INSERT "NONE"
HERE: ______

            Amount (No.
             of Shares     Interest Rate/                                              Nature of Interest        Firm Through
Name of    or Principal    Maturity Date    Trade    Nature of Transaction             (Direct Ownership,     Which Transaction
Security      Amount)     (if applicable)    Date   (Purchase, Sale, Etc.)   Price   Spouse, Control, etc.)      Was Effected
--------   ------------   ---------------   -----   ----------------------   -----   ----------------------   -----------------


* COVERED SECURITIES DO NOT INCLUDE BANK CERTIFICATES OF DEPOSIT, OPEN-END MUTUAL FUND SHARES AND U.S. GOVERNMENT OBLIGATIONS, AND 529 PLANS.

PART 2 - ALL EMPLOYEES:

IF NO ACCOUNTS WERE OPENED OR CLOSED IN THE QUARTER, PLEASE INSERT "NONE"
HERE: ______

Since the prior Quarterly Report, I have opened or closed the following accounts in which any securities (including securities that are not Covered Securities) are held for my direct or indirect benefit:

Firm   Account Name and Number   Date Opened   Opened/Closed
----   -----------------------   -----------   -------------


In connection with any purchases or sales of securities for Clients during the quarter, I disclosed to McMorgan & Company LLC any material interests in my Covered Securities which might reasonably have been expected to involve a conflict with the interests of Clients. In addition, I have disclosed all my Covered Securities and Company Fund Shares holdings to McMorgan & Company LLC.

PART 3 - ACCESS PEOPLE ONLY:

IF NO FAMILY MEMBER AFFILIATIONS IN THE QUARTER, PLEASE INSERT "NONE"
HERE: ______

The names and affiliations of family members (see above) who are employed in the securities or commodities industries and who might be in a position to benefit directly or indirectly from the activities of McMorgan personnel in the discharge of their duties are as follows:

Names   Affiliations
-----   ------------


Date of Submission:
                    -------------------------
Employee Signature:
                    -------------------------


                                       F-2